                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                 SCHEDULE 13G
                                (RULE 13d-102)


       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
        13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(b)


                           (AMENDMENT NO. 7)(1)
                                         --


                   HANOVER CAPITAL MORTGAGE HOLDINGS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                    COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                 410761 10 0
--------------------------------------------------------------------------------
                                (CUSIP Number)




                                 Dec. 31, 2004
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]  Rule 13d-1(b)
    [X]  Rule 13d-1(c)
    [ ]  Rule 13d-1(d)


---------------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 410761 10 0                   13G            PAGE   2   OF   6   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                JOHN A. BURCHETT
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                                UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                                  723,705
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                                      -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                                 723,705
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                                -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         723,705
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         8.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                                INDIVIDUAL
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!





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                                                         Page  3  of  6  Pages
                                                              ---    ---



Item 1.    (a).    Name of Issuer:

                   HANOVER CAPITAL MORTGAGE HOLDINGS, INC.

           (b).    Address of Issuer's Principal Executive Offices:

                   379 Thornall Street
                   Edison, New Jersey 08837


Item 2.    (a).    Name of Person Filing:

                   JOHN A. BURCHETT


           (b).    Address of Principal Business Office:

                   379 Thornall Street
                   Edison, New Jersey 08837

                                                         Page  4  of  6   Pages
                                                              ---    ---


Item 2.    (c).    Citizenship:

                   UNITED STATES


           (d).    Title of Class of Securities:

                   COMMON STOCK, PAR VALUE $.01 PER SHARE

           (e).    CUSIP Number:

                   410761 10 0

Item 3.            This statement is filed pursuant to Rule         by


Item 4.            Ownership.

           (a).    Amount Beneficially Owned

                   As of 12/31/04, John A. Burchett owned 559,968 shares of Common Stock. Additionally, Mr. Burchett owned 163,737 Exercisable Options.

           (b).    Percent of Class:

                    8.6%

           (c).    Number of Shares as to which John A. Burchett has:

                   (i)      sole power to vote or to direct the vote
                                       723,705

                   (ii)     shared power to vote or to direct the vote
                                       -0-

                   (iii)    sole power to dispose or to direct the
                            disposition of
                                       723,705

                   (iv) shared power to dispose or to direct the disposition of
                                       -0-







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                                                         Page  5  of  6  Pages
                                                              ---    ---


Item 5.            Ownership of Five Percent or Less of a Class:

                   N/A



Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                   N/A


Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   N/A



Item 8.            Identification and Classification of Members of the Group:

                   N/A





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                                                         Page  6  of  6  Pages
                                                              ---    ---


Item 9.            Notice of Dissolution of Group:

                   N/A


Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.







                                          By:  /s/    John A. Burchett
                                               ------------------------
                                               Name:  John A. Burchett
                                               Title: President, CEO





Dated: 2/07/05